Exhibit 99.1

Callon Petroleum Announces Expected 120% Increase in Annual Permian Production, Reports 58% Net Increase in Permian Reserves, Provides Operational Update and 2014 Outlook

Natchez, MS (February 3, 2014) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced 2013 production results and year-end reserve estimates, provided an operational update, and issued a 2014 capital budget and related guidance.

Highlights

•	120% increase in 2014 average daily production based on the midpoint of guidance
Forecast of 4,700 - 5,100 Boepd compared to Permian Basin production of 2,228 Boepd in 2013

•	58% net increase in total Permian Basin reserves, with 50% proved developed component, at year-end 2013
9.7 MMBoe of Permian Basin proved reserve additions in 2013 with a “drill-bit F&D”(1) cost of $15.32 per Boe

•	282% increase in PV-10 Value(2) of Permian Basin operations to $301 million
Represents a 20% increase in PV-10 Value(2) on a total Company basis over year-end 2012

•	Continued success from both Upper and Lower Wolfcamp B horizontal wells
Average 24-hour peak rate of over 1,100 Boepd from seven well completions in the fourth quarter of 2013

•	$210 million 2014 capital budget
Includes $185 million of operational capital for the completion of 26 horizontal wells and 8 vertical wells

Fred Callon, Chairman and CEO commented, “Through execution of our focused strategy, we begin 2014 having achieved significant operational milestones, including the transformation to a pure-play, onshore operator. We believe we have created a visible path to unlock additional value-added growth from our Permian Basin portfolio of identified horizontal drilling locations targeting multiple prospective zones. The substantial reserve and production additions achieved last year from the Wolfcamp shale alone illustrate this growth opportunity from our existing acreage position. Importantly, we will continue to focus on capital efficiency from pad development across our de-risked resource base which has begun to translate into well costs and economic returns that are among the best in the industry. Our near-term operational plan will concentrate drilling activity on three established benches within the Wolfcamp shale in four core fields, providing the opportunity to further drive operating cost reductions and increase margins as our production base grows. Following our recent divestitures, we are well-capitalized with a steadily improving cost of capital to support our planned increased level of horizontal development activity. Based on this drilling plan, we reaffirm our 2014 “exit rate” target of 5,750 Boepd, solidifying our position in the Permian Basin.”

Operations Update

Total net production for the fourth quarter of 2013, including production from the Medusa and Haynesville interests which were divested in early November and other Gulf of Mexico assets divested in early December, was 3,840 barrels of oil equivalent per day (“Boepd”).

Net production from the Permian Basin averaged 2,899 Boepd in the fourth quarter of 2013, a sequential increase of 18% over the third quarter of 2013. Despite material downtime caused by adverse weather conditions during the month, Callon produced an average of 3,611 Boepd in December 2013, exceeding previous “exit rate” guidance for 2013 of 3,500 Boepd.

During 2013, the Company established the infrastructure and water sourcing capabilities required to support multiple-well pad development at its key producing fields to improve capital efficiency. As a result, Callon’s total horizontal well cost average was $6.7 million for the year, with an associated average well lateral length of approximately 7,170 feet. Looking forward, the Company

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(1)
Defined as total operational capital (including facilities and equipment, excluding acquisitions and capitalized expenses) divided by total proved reserve extensions and discoveries. See detail in “2013 Year-End Reserve Estimates” below.

(2)
Present value of pre-tax future net cash flows discounted at 10% (“PV-10 Value”). PV-10 Value is a non-GAAP measure. See "Non-GAAP Financial Measures" below for the Company's definition and reconciliation of PV-10 Value to the Standardized Measure (a GAAP measure).

has begun to systematically increase the amount of proppant used in its fracture stimulations and will be evaluating the economic benefits throughout the first half of 2014.

Callon currently has 19 horizontal wells in the Southern Midland Basin, producing from two established zones in the Wolfcamp B. The Company’s first two horizontal wells in the Central Midland Basin, also targeting the Wolfcamp B, are expected to commence production in February 2014. Horizontal well results during the fourth quarter and ongoing development activity are highlighted below. All production rates are presented on a “two-stream” basis.

Horizontal Development Program

Upper Wolfcamp B

		Peak 24-Hour Rate	Peak 30-Day Rate
Well (County)	Lateral	(Boepd)	(Boepd)
Neal 322H (Upton)	8,297’	1,418 (91% oil)**	621 (89% oil)
Neal 323H (Upton)	8,205’	1,341 (82% oil)	674 (78% oil)
Neal 324H (Upton)	8,277’	1,048 (93% oil)	658 (85% oil)(a)
Neal 652H (Upton)	8,592’	Flowing back
Neal 653H (Upton)	8,595’	Flowing back
Kendra Annie 148 #1H (Midland)	8,088’	Drilling out plugs
Kendra Annie 148 #2H (Midland)	8,855’	Drilling out plugs
Neal 344H (Upton)	7,917’	Drilled
Neal 345H (Upton)	7,500’ (plan)	Drilling

** Under natural flowing pressure
(a) Average peak rate over 26 days

Lower Wolfcamp B

Peak 24-Hour Rate
Well (County)	Lateral	(Boepd)
Pembrook 10111 #1H (Reagan)	8,261’	768 (96% oil)**
Pembrook 10112 #1H (Reagan)	8,240’	716 (90% oil)**
Pembrook 10113 #1H (Reagan)	8,250’	1,479 (94% oil)**
University 26-35 #1H (Reagan)	4,590’	991 (93% oil)**
University 26-35 #2H (Reagan)	8,300’	Drilled
University 26-35 #3H (Reagan)	8,207’	Drilled

** Under natural flowing pressure

Callon recently implemented gas lift in the Pembrook wells following weather-related delays in December 2013. Once these wells are optimized, the Company will provide longer term production data.

Wolfcamp A

Peak 24-Hour Rate
Well (County)	Lateral	(Boepd)
Neal 346H (Upton)	7,103’	Drilled

Northern Midland Basin

The Lacey Newton 2801, a vertical well test targeting the Mississippian chat formation in Borden County that was completed as a single stage completion, was placed on production in October 2013 with a 24-hour peak rate of 326 Boepd (92% oil) and 30-day average peak rate of 195 Boepd (94% oil). The well has continued to demonstrate encouraging results with a stable production rate of approximately 100 Boepd for the last sixty days with associated water production of less than 15 barrels per day. Callon is planning its next vertical test of the Mississippian chat formation in February 2014.

2013 Year-End Reserve Estimates

The Company ended 2013 with estimated net proved reserves of 14.9 million barrels of oil equivalent (“MMBoe”), representing a 58% increase over comparable Permian Basin reserves at year-end 2012 of 9.4 MMBoe. The increase is due to drilling additions in the Permian Basin, offset by the reclassification of certain vertical proved undeveloped (“PUD”) locations to the probable category. These previously booked Wolfberry PUD locations included certain target zones that are now expected to be more efficiently developed by the Company’s multi-level horizontal drilling programs initiated in 2013.

MMBoe
Total proved reserves at December 31, 2012	14.1
Less: Gulf of Mexico and Haynesville reserves divested	(4.7)
Permian Basin proved reserves at December 31, 2012	9.4
Purchase of reserves in place	0.2
Extensions and discoveries	9.7
Reclassification of vertical PUDs	(3.7)
Revisions	0.1
Less: Permian Basin production	(0.8)
Total proved reserves at December 31, 2013	14.9

As of December 31, 2013, Callon’s estimated total proved reserves were 80% oil and 50% proved developed. The Company’s total operational capital (including facilities and equipment, excluding acquisitions and capitalized expenses) in the Permian Basin totaled $148 million in 2013, resulting in a finding and development (“drill-bit F&D”) cost of $15.32 per barrel of oil equivalent (“Boe”) related to extensions and discoveries of 9.7 MMBoe.

The benchmark prices for 2013, using SEC guidelines, were $96.78 per barrel of oil and $3.67 per million Btu (“MMBtu”) of natural gas. After adjusting for basis differentials and natural gas Btu content, the Company’s average realized prices over the remaining life of the proved reserves were $92.16 per barrel of oil and $5.45 per thousand cubic feet (“Mcf”) of natural gas for year-end 2013, as compared to $94.68 per barrel of oil and $4.81 per Mcf of natural gas for year-end 2012. The commodity prices reflected above for 2013 resulted in a present value of pre-tax future net cash flows discounted at 10% (“PV-10 Value”) of $301 million for the Company’s proved reserves, compared to $250 million at year-end 2012. PV-10 Value is a non-GAAP measure. See “Non-GAAP Financial Measures” below for the Company’s definition and reconciliation of PV-10 Value to the Standardized Measure (a GAAP measure).

2014 Capital Budget

The Company announced the following operational capital budget for 2014:

		Gross Wells
Category	$MM	Drill	Complete
Horizontal wells	$155	27	26
Vertical wells	15	9	8
Facilities and equipment	15
Total operational capital	$185

The Company’s horizontal pad development efforts expanded from two to four fields in late 2013, adding Carpe Diem in Midland County and Garrison Draw in Reagan County. Callon’s 2014 horizontal drilling program will be primarily focused on program development of established Upper and Lower Wolfcamp zones in the Southern and Central Midland Basin, but will also include two wells in the Southern Midland Basin targeting the Wolfcamp A shale and a test of either the Lower Spraberry or Cline shale formation in the Southern Midland Basin. In addition, the average lateral length of Callon’s horizontal wells in 2014 is expected to be approximately 7,000’ per well.

Planned vertical drilling activity is anticipated to be limited to five deep Wolfberry wells in the Pecan Acres field, one well in the Garrison Draw field, and three test wells in Borden and Lynn Counties.

In addition to the operational capital expenditures above, the Company has budgeted approximately $25 million for capitalized expenses and certain retained plugging abandonment expenses related to its divested Gulf of Mexico shelf assets.

The Company’s 2014 capital program is 100% operated and, as a result, the amount and timing of these capital expenditures are largely discretionary depending on commodity prices and other factors. Callon expects to fund its 2014 capital program through a combination of cash flow from operations, bank borrowings and term debt issuance.

2014 Guidance

Callon has issued the following operational and financial guidance for the full year 2014:

Metric	1st Quarter 2014	Full Year 2014
Daily Production	3,900 - 4,200 Boepd(a)	4,700 - 5,100 Boepd(b)
% oil	80%	80%
Lease operating expense	$8.20 - $8.60 per Boe	$7.50 - $8.50 per Boe
Workover expense	$2.70 - $3.15 per Boe	$2.25 - $2.75 per Boe
Production and ad valorem taxes	$4.25 - $4.35 per Boe	$4.20 - $4.50 per Boe
Cash G&A expense	$10.00 - $10.30 per Boe	$8.00 - $9.00 per Boe

(a)	Average of 1,637 barrels of oil per day hedged at an average price of $93.84 per barrel and 2,000 MMBtu per day of natural gas production hedged at an average price of $4.36 per MMBtu
(b)	Average of 1,743 barrels of oil per day hedged at an average price of $92.46 per barrel and 2,000 MMBtu per day of natural gas production hedged at an average price of $4.27 per MMBtu

“Exit rate” rate guidance for 2014 remains unchanged at 5,750 Boepd.

About Callon Petroleum

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the top of the homepage.

Important Additional Information

Callon, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Callon stockholders in connection with the matters to be considered at Callon’s 2014 Annual Meeting. Callon intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Callon stockholders. CALLON STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Callon’s directors and executive officers in Callon stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company’s website (ww.callon.com) in the section “Investors.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Callon’s 2014 Annual Meeting. Information can also be found in Callon’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Callon with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Callon’s website at www.callon.com or by writing to Callon at 200 North Canal Street, Natchez, Mississippi 39120.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled, future increases in production, reserve quantities and the present value thereof, the Company’s 2014 guidance, the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures and Reconciliations

This news release refers to the non-GAAP financial measure “PV-10 Value”. PV-10 Value is the present value of future net pre-tax cash flows attributable to estimated net proved reserves, discounted at 10% per annum. PV-10 Value is computed on the same basis as Standardized Measure, a GAAP financial measure, but does not include a provision for future income taxes. We believe PV-10 Value to be an important measure for evaluating the relative significance of our oil and gas properties, because it excludes income taxes which may vary materially among companies. PV-10 Value is not, however, a substitute for Standardized Measure.

The following table reconciles the PV-10 value to the standardized measure (in thousands):

			Change
	2013	2012	$	%
PV-10 Value	$301,321	$250,097	$51,224	20%
Future income taxes	(16,889)	(18,949)	2,060	(11)%
Standardized Measure	$284,432	$231,148	$53,284	23%

For further information contact:
Joe Gatto
Senior Vice President
1-800-451-1294